Exhibit 10.26

CERTIFICATE OF AMENDMENT

TO THE 2004 STOCK INCENTIVE PLAN OF

MOTRICITY, INC.

The 2004 Stock Incentive Plan of Motricity, Inc. (the “Plan”) is hereby amended as follows:

1.	The first sentence of Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustments as provided in Section 4(c), the maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Seventy Six Million Six Hundred Ninety-Five Thousand Fifty-Five (76,695,055) shares.”

Adopted by the Board of Directors of Motricity, Inc. (the “Company”) by written consent on the 9th day of October, 2007 and adopted by the requisite majority of the stockholders of he Company on the 15th day of October, 2007.

/s/ Nathan A. Gooden
Nathan A. Gooden, Secretary